Exhibit 99
Chairman K. Ray Mahan announced that at the November 28, 2006 meeting of the Board of Directors of Cortland Bancorp (the “Company”) a regular quarterly dividend of $0.22 per share and a 2% stock dividend were declared. Both dividends are payable to shareholders of record as of December 15, 2006. Payment and distribution to shareholders will occur on January 2, 2007.
The Company is a financial holding company with $467 million in assets and is headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through thirteen community banking offices located in Trumbull, Mahoning, Portage and Ashtabula counties in northeastern Ohio. The Company offers a full range of products and services, from internet banking to passbook savings, offering customers all the advantages of small hometown banking but with all the modern conveniences of today’s electronic banking.
Earnings for the first nine months of 2006 amounted to $3.394 million, up 4.7% from the same period last year. Earnings per share for the period measured $0.77 compared to $0.75 per share a year ago. Core earnings (earnings before gains on loans sold, investment securities sold or called, other real estate losses and certain other non-recurring items) were basically unchanged, with core earnings per share of $0.73 in both 2006 and 2005.
The stock trades in the “over-the-counter market,” on the NASDAQ OTC BB under the symbol CLDB, with approximately 4.410 million shares outstanding.